JEFFREY S. STUBBS APPOINTED PRESIDENT OF RETAIL OPERATIONS
                          FOR MOVIE GALLERY, INC.

             New Position Consolidates Operational Leadership of Movie Gallery, Hollywood Video and Game Crazy


DOTHAN, Ala., May 4, 2007 -- Movie Gallery, Inc. (Nasdaq: MOVI) today announced that Jeffery S. Stubbs, Executive Vice President and Chief Operating Officer of the Movie Gallery division, has been appointed President of Retail Operations for the Company, effective immediately. In this new position, Mr. Stubbs will be responsible for all aspects of retail operations for the Company's three brands: Movie Gallery, Hollywood Video and Game Crazy.

Joe Malugen, Chairman, President and Chief Executive Officer of Movie Gallery said, "Jeff has been a great asset to our Company and has demonstrated the leadership, discipline and sound judgment to successfully consolidate operationa leadership for the Company's retail operations. We believe that this change provides considerable opportunities to enhance and streamline the operations' organization, and I am confident that Jeff is the right person to unify our efforts."

Mr. Stubbs, 44, has more than 26 years of retail management experience in the video specialty, grocery and food service industries. He joined the company in 1995 as part of the field management team and has served in several positions of increasing responsibility, including Senior Vice President of Store Operations and Executive Vice President and Chief Operating Officer for the Movie Gallery division. Under Mr. Stubbs'leadership Movie Gallery has successfully integrated nearly 200 retail video chain acquisitions.

In consolidating operational leadership, Timothy A. Winner, Executive Vice President and Chief Operating Officer of the Hollywood division, has stepped down from his position and will support a leadership transition over the next several weeks.

About Movie Gallery
The Company is the second largest North American video rental company with over 4,575 stores located in all 50 U.S. states and Canada operating under the brands: Movie Gallery, Hollywood Video, Game Crazy and MovieBeam. The Game Crazy brand represents 626 in-store departments and 14 free-standing stores serving the game market in urban locations across the Untied States. MovieBeam is a movies-on-demand service that provides instant access to a changing lineup of movies through digital delivery to the home. Since Movie Gallery's initial public offering in August 1994, the Company has grown from 97 stores to its present size through acquisitions and new store openings. For more information about the Company, please visit our website at: www.moviegallery.com.

Forward Looking Statements
To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements, including statements regarding the Company's operational plans, that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. Various factors exist which may cause results to differ from these expectations. These risks and uncertainties include, but are not limited to, risks related to the integration of acquisitions generally and the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the Company's annual report on Form 10-K for the fiscal year ended December 31, 2006. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts
Analysts and Investors: Michelle K. Lewis, Movie Gallery, Inc.,
503-570-1950

Media: Andrew B. Siegel of Joele Frank, Wilkinson Brimmer Katcher, 212-355-4449 ext. 127